Exhibit 99(a)

Koger Equity, Inc. Announces Joint Venture Acquisition of Atlanta
Property

    BOCA RATON, Fla.--(BUSINESS WIRE)--Jan. 5, 2004--Koger Equity, Inc. (NYSE:KE), through a wholly-owned subsidiary ("Koger LLC"), today announced that on December 30, 2003, it completed a joint venture with Triangle W/Development ("Triangle") to acquire two Class-A mid-rise office buildings. In aggregate, these properties encompass 201,000 square feet and 8.5 acres of undeveloped land suitable for development and are located in the McGinnis Park office complex in Alpharetta, Georgia.
    McGinnis Park is located in the fast growing North Fulton submarket of Atlanta directly off the Windward Parkway interchange of Georgia 400 Highway North. The two office buildings were built in 1999 and 2001, and are currently 52% occupied. It is currently estimated that this joint venture acquisition will be neutral to Koger's funds from operations (FFO) in 2004.
    Koger LLC contributed approximately $13.9 million to pay off an existing mortgage on the two office buildings, plus an additional amount for closing costs and working capital, funded from Koger's secured line of credit. The joint venture will assume an existing mortgage of approximately $979,000 on the undeveloped land. The joint venture anticipates securing a mortgage on the office buildings during the first quarter of 2004, with the net proceeds being distributed to Koger LLC.
    Koger will own 75% of the joint venture, while Triangle will own 25%. Koger will be engaged by the joint venture to provide management services to the property. Triangle is a joint venture between Triad Properties and Trammell Crow, the original developers of the property.
    Koger will receive a cumulative preferred return of 10% on the annual cash flow, after which Koger will receive 75% and Triangle will receive 25% of the annual cash flow. Upon the sale or refinancing of the assets, Koger will receive a cumulative preferred return of 15% and all of its capital, prior to Triangle receiving any net sales or refinancing proceeds. Triangle will subsequently receive all of its capital back with the next tier of capital proceeds will be allocated 25% to Koger and 75% to Triangle until Triangle receives $3.4 million, after which all remaining proceeds will be shared equally.
    Tom Crocker, CEO, said, "With this transaction, we are not only strengthening our presence in the Atlanta market, but teaming with an experienced partner that we believe could be a valuable strategic resource for Koger's future growth."
    Gerry Shannon, Triad principal, said, "The Koger professionals acted with discipline and integrity in executing this joint venture. We are pleased to have the opportunity to team with them."

    Estimates and certain other matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the Company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company's ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
    Funds from operations (FFO) is a non-GAAP financial measure. The Company believes that funds from operations is one measure of the performance of an equity real estate investment trust. Funds from operations should not be considered as an alternative to net income as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with accounting principles generally accepted in the United States of America) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. While the Company believes its calculation of FFO generally conforms with the National Association of Real Estate Investment Trusts' ("NAREIT") definition of FFO, the Company's method of calculating FFO may be different from methods used by other REIT's and the method preferred by NAREIT.

    About Koger Equity

    Koger Equity, Inc. owns and operates 128 office buildings, containing 9.4 million rentable square feet, primarily located in 19 suburban office projects in ten metropolitan areas in the Southeastern United States and Texas.
    Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 800-850-2037, or visit Koger's website at www.koger.com.

    CONTACT: Koger Equity, Inc.
             Thomas C. Brockwell, 561-395-9666
             Senior Vice President